UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 11, 2001


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115




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ITEM 5.       OTHER EVENTS

     On October 11, 2001, Calpine Corporation, the San Jose, Calif.-based independent power company, announced it has increased the principal amount and priced five concurrent offerings of senior notes in the US dollar, Canadian dollar, Sterling and Euro fixed income markets. Calpine also priced pass through lease certificates relating to certain sale/leaseback transactions.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

(a)     Not applicable.

(b)     Not applicable.

(c)     Exhibits.

     99.0 Press release dated October 11, 2001, announcing the increase of the principal amount and the pricing of five concurrent offerings of senior notes, and the pricing of pass through lease certificates relating to certain sale/leaseback transactions.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer
October 12, 2001

EXHIBIT 99.0

NEWS RELEASE                                              Contact:  408/995-5115
                                       Media Relations:  Katherine Potter, X1168
                                        Investor Relations:  Rick Barraza, X1125


                    CALPINE COMPLETES SENIOR NOTES OFFERINGS

     (SAN JOSE, CALIF.) October 11, 2001 -- San Jose, Calif.-based Calpine Corporation [NYSE:CPN], the nation's fastest growing independent power company, announced today it has increased the principal amount and priced five concurrent offerings of senior notes in the US dollar, Canadian dollar, Sterling and Euro fixed income markets.

     "Calpine's US$2.6 billion of senior notes offerings were very well received in the marketplace," stated Calpine Finance Company President Bob Kelly. "As North America's leading independent power company, we enjoyed strong demand in the U.S., Canadian, Sterling and Euro markets. The success of these offerings reflects our bondholders' confidence in Calpine's continued ability to execute our proven strategy of developing and operating the most modern, low-cost fleet of power generating facilities."

     The Canadian dollar offering, issued by Calpine's wholly-owned subsidiary Calpine Canada Energy Finance ULC and guaranteed by Calpine Corporation, represented C$200 million in principal of 8.75% Senior Notes Due 2007 priced at 99.18%. The lead underwriter for this transaction was TD Securities Inc. A copy of the final prospectus can be obtained from TD Securities Inc., Attention-Debt Capital Markets, 222 Bay Street, Ernst & Young Tower, 7th Floor, Toronto, Ontario, Canada M5K 1A2.

     The Sterling and Euro offerings, issued by Calpine's wholly-owned subsidiary Calpine Canada Energy Finance II ULC and guaranteed by Calpine, included (pound)200 million in principal of 8.875% Senior Notes Due 2011 priced at 99.184% and (euro)175 million in principal of 8.375% Senior Notes Due 2008 priced at 100.00%.

     The US dollar offerings included $530 million in principal of 8.50% Senior Notes Due 2008 priced at 100.1163% issued by Calpine Canada Energy Finance ULC and guaranteed by Calpine Corporation (a reopening of senior notes previously issued in April 2001), and $850 million in principal of 8.50% Senior Notes Due 2011 priced at 99.8214% issued by Calpine Corporation directly (a reopening of senior notes previously issued in February 2001). The sole lead underwriter for the sterling, euro and US dollar transactions was Credit Suisse First Boston. A copy of the final prospectuses can be obtained from Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010.

     Proceeds from the offerings will be used to refinance existing bridge loan financings incurred to fund recently completed transactions, finance the development and construction of additional power generation facilities and for working capital and general corporate purposes.

     Concurrent with these offerings, Calpine also priced $654.5 million in principal of pass through lease certificates relating to certain sale/leaseback transactions. These pass through certificates were issued in two tranches: the first, consisting of $454.5 million in principal of 8.4% Series A Certificates due May 30, 2012, priced at 100.0%, and, the second, consisting of $200 million in principal of 9.825% Series B Certificates due May 30, 2019, priced at 100.0%. Proceeds from this offering will be used to refinance outstanding borrowings under Calpine's construction loan facilities, certain project-specific debt and other indebtedness, and for working capital and general corporate purposes. These pass through certificates will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities referred to above, nor shall there be any sale of these securities in any State or other jurisdictions in which such offer, solicitation or sale could be unlawful prior to registration or qualification of such securities under the securities laws of any such State and other jurisdictions.

     Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient, natural gas-fired generation and is the world's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in North America. To date, the company has approximately 35,100 megawatts of base load capacity and 7,600 megawatts of peaking capacity in operation, under construction and in announced development in 29 states, the United Kingdom and Canada. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its web site at www.calpine.com.